This Agreement made effective this 1st day of May, 1999

     Between:

                  Pinnacle Plastics Inc. (referred to as "PPI")

                                       and

                  RPC Manufacturing Inc. (referred to as "RPC")

BACKGROUND

1. RPC is an Alberta corporation whose business is the manufacture and wholesale selling of plastic sheeting.

2. RPC currently leases industrial commercial space at 53323 Range Road 2323, Sherwood Park, Alberta (the "RPC Premises").

3. PPI is an Alberta corporation and licensee of Plastic Forming Technology (the "Forming Technology") owned by 815969 Alberta Ltd. and used to produce industrial receptacles for supply throughout the US and Canadian plastics market.

4. PPI and RPC (collectively referred to as the "Parties") desire to enter into a Purchase and Supply Agreement whereby RPC will manufacture and supply plastic sheeting to PPI on a continuing basis. The terms and conditions of supply are set out in this Agreement.

5. In order to facilitate the efficient operation of the respective Parties business activities, RPC has agreed to sub-lease a portion of RPC Premises to PPI (the "PPI Premises").


     The Parties for consideration and upon the terms and conditions set out below, agree as follows:


ARTICLE 1 - MANUFACTURE AND SUPPLY OF PLASTIC SHEETING

6. At the request of PPI, RPC agrees to produce and supply PPI with plastic sheeting in accordance with the pricing, specifications, quantities and delivery schedule set out in this Agreement and the Schedules thereto.



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


Price

7. RPC will sell and PPI will purchase from RPC plastic sheet in accordance with the specifications set out in Schedule "A" (the "Specifications") to this Agreement at a price of six dollars ($6.00 CND) per sheet (the "contract price") plus GST and any or all applicable manufacturing taxes for a period of three (3) years from the date of this Agreement.

Resin

8. PPI shall be responsible for and shall pay all costs associated with the supply and delivery of resin to the RPC Premises in accordance with the Specifications or any change requested by PPI thereto agreed between the Parties thereto.

9. PPI shall, on a best efforts basis establish and maintain at RPC Premises an inventory of resin in an amount sufficient to allow for production of the plastic sheets for the following 14 days. PPI shall at all times including start up of manufacturing operations maintain a minimum resin inventory of seven (7) days in advance of manufacture at the RPC Premises.

10. PPI shall be responsible for and pay costs associated with outdoor storage of resin.

11. Legal title and risk associated with resin supplied to RPC by or at the instruction of PPI shall at all times be vested in PPI and may be removed from the RPC Premises only in the event if default by RPC pursuant to paragraph 38 herein.

12. Legal title to all sheeting manufactured by RPC which incorporates in whole or in part resin supplied by PPI shall at all times be vested in PPI. PPI hereby grants to RPC a security interest in the plastic sheets manufactured and delivered by RPC pursuant to the terms of this Agreement until payment of the purchase price in full has been made and agrees to do all things and execute all documents necessary to protect and perfect such security interest pursuant to the Personal Property Security Act (Alberta). Notwithstanding the proceeding sentence, RPC agrees that it will not enforce its security interest as provided herein against bona fide purchasers for value from PPI. PPI appoints RPC as its attorney to execute any documents or other instruments necessary to perfect or enforce RPC's security interest. RPC shall provide PPI with copies of all documents so executed and RPC shall have the right to register such security interest at the Personal Property Registry (Alberta) from time to time and at any time during the term of this Agreement.

13. It is contemplated by the Parties that PPI may from time to time request variation in resin components and specifications; including use of offspec, regrind and oil bottle. Unless otherwise waived by RPC, PPI shall provide request for variation in resin components and the Specifications in writing to RPC forty-five (45) days in advance of manufacture to allow RPC sufficient opportunity to review and approve requests for change. RPC retains the sole right to refuse changes in resin composition and specifications which in its opinion may either cause damage to RPC equipment or compromise the fitness of plastic sheet supplied to PPI.

14. The parties acknowledge that the impact of a change in resin or the Specifications may increase or reduce the rate of production due to change in resin flow and density factors. In the


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


     event rate of production is affected by changes requested by PPI and approved by RPC, the per sheet price charged to PPI for plastic manufactures and supplied by RPC will be adjusted on a pro rata basis using the following benchmark formula:

                       No of units produced in 1 hour x $6.00
                       --------------------------------------
                              Average* units of production per month

* Average units of production shall be determined at the end of the first four months of full production of fifteen thousand (15,000) sheets based upon the greater of:

     i) the average number of plastic sheets of production produced in one hour during any given month of the first four (4) months of full production; and

     ii) the average number of plastic sheets produced in one hour averaged over the first four (4) months of production.

15. PPI acknowledges that RPC may from time to time improve or replace its manufacturing equipment which may have the effect of increasing the average units of production referred to above. In the event of any significant improvement in the determination of the average units of production for the purposes set out in this agreement shall be adjusted accordingly.

16. PPI may at any reasonable time request independent verification of RPC determination of average units of production.

Delivery

17.  F.O.B. RPC Premises.

18. PPI may at its cost and expense request out of building delivery of the plastics sheets to a location other than the PPI Premises.

Quantity

19. PPI warrants that upon expiry of a four month proving period wherein PPI will complete testing of the validity of resin formulations and supply agreements with Cultec Inc, it warrants that it will accept and purchase minimum annual delivery of forty-eight thousand (48,000) plastics sheets per year during the term of this Agreement in accordance with the Specifications herein or any approved changes thereto.

20. Notwithstanding paragraph 19 herein, PPI agrees that it shall accept and pay for fifteen thousand (15,000) plastic sheets per month commencing September 1, 1999 and for each and every month thereafter during the term of this Agreement. PPI shall be at liberty to reduce its minimum monthly purchase of sheets from RPC but only upon sixty (60) day written notice to RPC.

21. In the event that PPI shall require delivery of plastics sheets in excess of fifteen thousand (15,000) per month PPI shall provide RPC with thirty
     (30) day written notice (the "Notice Period") and RPC shall have the first right of refusal to supply such excess sheets to PPI pursuant to the terms and conditions contained in this Agreement exercisable by advising PPI of its election in writing during the Notice Period. The right of first refusal shall not apply any products that RPC is not capable of manufacturing.

Inspection

22. PPI acting reasonably, shall have the right to reject any plastic sheeting delivered by RPC in the event that such sheets do not conform with the Specifications as set out herein, however PPI shall have no right of rejection in the event that defects in the sheets are due to the quality, purity or other matters related to the resin comprising the sheets. Reasons for rejection by PPI must be communicated to PPI in writing no later than 72 hours after delivery to the PPI Premises. In the event PPI rejects delivery of plastic sheeting for reasons other than those arising from the resin content of the sheets RPC shall be responsible for all costs associated with return and regrinding of plastic sheeting.

Terms

23. Payment in whole forty-five (45) days from the last day of the month in which delivery is received by PPI (hereafter the "regular terms of payment").

24. Interest shall accrue on all payments due and owing and outstanding pursuant to paragraph 23 above at an annual interest rate of 18% calculated and charged at 1.5% per month compounded annually.

25. Notwithstanding paragraph 23 herein, during the first four (4) months of the term of this Agreement, PPI shall pay RPC three ($3.00) dollars for each sheet delivered during that month on the 15th day of such month with the remaining three dollars ($3.00) plus GST and any and all applicable manufacturing taxes to be payable in full forty five (45) days from the last day of each month. During the last eight months of the first year of the term of this Agreement, PPI shall pay RPC three ($3.00) dollars per sheet for each sheet to be delivered during that month to RPC on the 30th day of such month with the balance to be paid in full within forty five
     (45) days thereafter.

     The balance owing after partial payment shall be paid by PPI to RPC in accordance with the regular terms of payment. Interest penalty shall not accrue on partial advance payments.

Regrinding

26. PPI may from time to time provide RPC with resin trimmings and floor sweepings from the manufactured plastic sheeting as well as other pre-cut resin, all of which shall not be of a width greater than five (5) inches and will be clean and free of all contaminants RPC shall regrind such resin (the "regrind") and PPI shall pay RPC the price of eight ($0.08) cents per pound for the regrind resin. Payment by PPI for the regrind shall be made within thirty (30) days of the receipt of invoice from RPC. The regrind shall, unless otherwise requested by RPC shall be stored at the RPC Premises in such volume as shall be agreed to by the parties hereto.

27. RPC shall have the right to reject any resin based materials provided by PPI for regrinding on the basis that such materials may damage or adversely affect RPC's equipment.


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

Production and Delivery Schedule

28. Within seven (7) days after delivery of the first installment of resin by PPI to RPC pursuant to paragraph 9 herein, RPC will manufacture and deliver fifty (50) plastic sheets ("test sheets") in accordance with the Specifications in this Agreement for inspection, testing and approval by PPI. Rejection by PPI shall be communicated in writing no later than seventy two (72) hours after the date of delivery to PPI. In the event that PPI rejects the initial test order other than for reasons of resin composition RPC agrees to take reasonable steps to correct in a timely manner all deficiencies and to continue to manufacture test sheets until approved by PPI.

29. Immediately upon approval of the test sheets by PPI, RPC will unless otherwise instructed by PPI commence production and delivery of plastic sheeting in accordance with the Specifications and Delivery Schedule set out in Schedule "A" and Schedule "B" to this Agreement.


ARTICLE 2 - PRECONDITIONS

30. As a condition of PPI entering onto this Agreement each of the Directors, Shareholders and Employees shall execute Non-Disclosure and Confidentiality Agreements to be prepared by PPI.

31. As a condition of this Agreement and subject to the consent and approval by the Landlord of the RPC Premises, RPC and PPI shall execute a sub-lease for portion of the RPC Premises on the terms and conditions consistent with the head lease between RPC and its Landlord which terms and conditions shall include those set out in Schedule C attached hereto.

32. As a condition of PPI entering into this Agreement, RPC shall deliver a unanimous resolution of the shareholders of RPC consenting to the terms and conditions as set out in Schedule "D" hereto.

33. 815969 Alberta Ltd. shall acknowledge and become bound by the terms of RPC's Unanimous Shareholders Agreement dated effective September 7, 1994.

34. As a condition of PPI entering into this Agreement, RPC shall obtain and deliver to PPI the release of Gerry Baker ("Baker") front the personal guarantee granted by Baker in favour of the Bank of Montreal.


ARTICLE 3 - FINANCIAL COMMITTMENT BY RPC

35. RPC shall unless otherwise agreed in writing by PPI repay all RPC indebtedness including commercial facilities, operating lines of credit, conventional loans, shareholders loans and reasonable expense accounts recorded on the financial statements of RPC from net income after taxes in such amounts and times as its Board of Directors deem prudent and in the best interests of RPC.

36. Notwithstanding the generality of the above RPC shall in any event repay all financial indebtedness of RPC referred to above no later than May lst, 2002.


ARTICLE 4 - RENEWAL

37. This Agreement shall automatically renew for two successive two-year periods on the same terms and conditions continued herein, unless otherwise agreed to in writing by the parties.


Miscellaneous Terms and Conditions
Confidentiality Agreements

38. Termination: If RPC shall fail to deliver plastic sheet in accordance with the request of PPI as set forth in this agreement for reasons other than PPI's failure to provide resin pursuant to paragraph 9 herein or for reasons other than those relating to the composition of the resin or in fulfilling any of the other obligations herein, and such default shall not be cured within fifteen (15) days after written notice by PPI, PPI shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to RPC.

39. If PPI shall fail to accept delivery of the minimum quantity of plastic sheet to be delivered pursuant to paragraph 19 herein, shall fail to deliver resin pursuant to paragraph 9 herein, or shall fail to make timely payment as set forth in this agreement and such default shall not be cured within thirty (30) days after written notice by RPC, or the sublease contemplated in Schedule "C" herein shall be terminated or breached by PPI, RPC shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to PPI.

40. Either Party shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to the offending Party in the event of any one of the following, such termination/cancellation being effective upon receipt of such notice or five (5) days after such notice is mailed, whichever is earlier:

     i)   Liquidation;

     ii)  Insolvency or bankruptcy whether voluntary or involuntary;

     iii) Appointment of a trustee or receiver; and

     iv) The institution by or against either party of any formal or informal proceeding with respect to the dissolution or liquidation or winding up of the affairs of either party.

41. The waiver of any default under this Agreement by either Party shall not constitute a waiver of the right to terminate/cancel this Agreement for any subsequent or like default, and the exercise of the right of termination/cancellation shall not impose any liability by reason of termination/cancellation nor have the effect of waiving any damages to which the Parties might otherwise be entitled.

42. Force Majeure: Either RPC or PPI shall be released from its obligations hereunder to the extent that performance thereof is delayed, hindered, or prevented by force majeure as defined below, provided that the party claiming hereunder shall notify the other with all possible speed specifying the cause, probable duration of the delay or non-performance and shall minimize the effects of such delay or non-performance. Force majeure shall mean any circumstances beyond the reasonable control of the party affected. Without thereby being limited, force majeure includes any one or more of the followings:

     (a)  acts or restraints of government or public authority;

     (b)  wars, revolution, riot or civil commotion;

     (c)  strikes, lock outs or other industrial actions;

     (d) failure of supplies, power or fuel, damage to the premises or storage facility of RPC by explosion, fire, corrosion, ionizing, radiation, radio active contamination, flood, natural disaster, malicious or encroach acts or accidents; and

     (e) break down or failure of equipment whether of the affected party or others.

     If delivery by RPC is delayed and prevented for any reasons beyond its reasonable control, PPI reserves the right to defer the delivery date.

     Arbitration: In the case of any dispute arising between RPC and PPI as to their respective rights and obligations pursuant to paragraphs 9, 13, 14, 15, 22, 27 and 28 only, the parties agree to negotiate in good faith toward resolution of such dispute and in the event that such dispute cannot be resolved through negotiations the parties agree to appoint a mutually agreeable arbitrator who shall arbitrate the dispute in accordance with the Arbitration Act (Alberta) and such arbitration and decision shall be final and binding upon the parties.

43. Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the Province of Alberta, Canada and the Parties agree to attorn to the jurisdiction of the courts in the Province of Alberta, Canada for the purpose of this Agreement.

44. Survival: If any provision of this Agreement is declared invalid, illegal or unenforceable by a Court of competent jurisdiction such provision shall be severed from this Agreement and all other provisions of the Agreement shall remain of full force and effect.

45. Amendments: This Agreement may be amended, modified, released, discharged or abandoned only by an instrument executed buy the duly authorized officers of the Parties.

46. Further Assurances: The Parties shall execute, acknowledge and deliver all such further assurances, instruments and documents and do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

47. Assignment: This agreement and the rights and obligations hereunder may not be assigned by the Parties without prior written consent of the Parties.

48.  Effective Date: the effective date of this agreement shall be May 1, 1999.

49. Notices: Any communication required to be given under this Agreement shall be in writing and may be given by personal delivery, registered mail or facsimile:

To:             Pinnacle Plastics Inc.
Attention:      Mr. Kenneth M. Bateman
Telephone No.:  (403) 201-5707
Facsimile No:   (403) 201-2411

To:             RPC Manufacturing Ltd.
Attention:      Peter Moritz
Telephone No.:  (780) 489-8929
Facsimile No.:  (780) 486-1270

Attention:      Lou Zaccardelli
Telephone No.:  (780) 453-3555
Facsimile No.:  (780)451-4679


IN WITNESS WHEREOF THE PARTIES TO THIS AGREEMENT HAVE EXECUTED THIS AGREEMENT BY AFFIXING THEIR CORPORATE SEALS AND SIGNATURES OF THEIR AUTHORIZED OFFICERS


                                           RPC MANUFACTURING INC.


                                     Per:  [ILLEGIBLE]
                                           ----------------------



                                           PINNACLE PLASTICS INC.


                                     Per:  /S/KENNETH M. BATEMAN
                                           ----------------------
                                            Kenneth M. Bateman



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


                                  SCHEDULE "A"

--------------------------------------------------------------------------------


                         SPECIFICATIONS - PLASTIC SHEET

                                   DESCRIPTION

Dimension*               A surface area not to exceed 5,200 square inches
Resin                    High Density Polyethylene
Gauge"                           .130-.150


--------------------------------------------------------------------------------

Unless otherwise requested by PPI:

*    plastic sheet dimension shall be 48* inches x 108 inches untrimmed

**   plastic sheet gauge shall be .140



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




--------------------------------------------------------------------------------


                                  SCHEDULE "B"

                                DELIVERY SCHEDULE
                                -----------------


                DATE                           MINIMUM QUANTITY FOR DELIVERY
--------------------------------------------------------------------------------
             May     1999                             4,000 sheets
             June    "                                8,000 sheets
             July    "                                10,000 sheets
             August  "                                12,000 sheets
             September 1999 - May 2001                15,000 sheets


--------------------------------------------------------------------------------

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

                                  SCHEDULE "C"

            TO THE MANUFACTURING AGREEMENT DATED EFFECTIVE MAY 1, 1999
                       BETWEEN RPC MANUFACTURING INC. AND
                             PINNACLE PLASTICS INC.


Sub-lease Premises: 53323 Range Road 2323 Sherwood Park Alberta T8A 4V2

Tenants Name:       Pinnacle Plastics Inc.

Square footage:     2500 Square Feet

Term:               Three (3) years

Occupancy Date:     June 1, 1999

Rent: Two Thousand ($2,000) dollars in advance of the first day of each and every month of the term plus the proportionate share of occupancy costs, plus all applicable GST

Renewal Options:    Two lease renewal options at the written request of PPI (6 months in advance) for two year periods for a total renewal period of four (4) years

Insurance:          In accordance with the provisions of insurance contained in the lease agreement between RPC and its Landlord


1. Lunchroom and washroom facilities located in the RPC Premises. The sublease premises are divided by a common wall and are as shown and outlined in red on the floor plan attached as Schedule "C" to this Agreement.

2. Interior access to the PPI Premises shall be restricted to protect the proprietary nature of the Forming Technology. Arrangements for lock box access shall be made in advance in the event emergency entrance to PPI premises is required. Access to the common areas by PPI shall not be restricted by RPC.

3. RPC consents to the construction of an access through the common interior wall to facilitate convenient delivery of plastic sheeting by RPC and PPI. PPI shall be responsible for and pay all costs associated with the construction of the access.

4. PPI shall be responsible for and pay costs associated with the hook-up, installation and recorded monthly use charges for:

     a)   gas and power check meters; and

     b)   utilities on the sublease premises

5. RPC will give uninterrupted exterior passage across or along outside RPC leasehold building including access along lanes, entrances and exits.

6. RPC shall provide on its premises without charge interior storage for resin in a space approximately thirty (30) feet by one hundred and thirty (130) feet. RPC shall be responsible to feed resin from the said storage area into RPC's extruder.

7. In the event that PPI requests interior bulk storage of resin significantly greater than the area described above PPI will be responsible to provide a suitable storage tank and auger, pump or other appropriate mechanical feeder to transfer resin from the interior storage container to the RPC extruder.

8. The Parties will share equally the responsibility for costs, use and maintenance where applicable for:

     i) Construction of a common loading dock (contractor and cost to construct to be agreed between the Parties);

     ii) Forklift leasing and fuel (costs not to exceed eight hundred ($800.00) dollars per month) The parties hereto confirm that at all times, title to and legal ownership of the forklift shall vest in RPC;

     iii) Forklift Operator wages if operator services are requested by PPI (operator to be selected by PPI and hourly wage to be agreed to by the Parties);

9. PPI shall hire and pay for the services of a Production Manager. As circumstances and common purposes may permit the Parties may share the services and salary of the Production Manager. Where the services of the Production Manager are shared, the Parties shall jointly select and approve the name of the Production Manager and shall agree in advance and in writing to a description of the respective duties to be performed by the Production Manger which writing shall be attached to and form part of this Agreement. Such schedule to be amended in writing from time to time as manager responsibilities and requirements change between the Parties. The Production Manger shall at all times and in any event be an employee of PPI.

                                  SCHEDULE "D"

            TO THE MANUFACTURING AGREEMENT DATED EFFECTIVE MAY 1, 1999
                       BETWEEN RPC MANUFACTURING INC. AND
                             PINNACLE PLASTICS INC.


1. The Shareholders of RPC shall consent to the transfers of shares in RPC by Tradeseas Corporation and Gerry Baker to 815969 Alberta Ltd.;

2. 815969 Alberta Ltd. shall be exempted from any cash call made by the Corporation or the Shareholders pursuant to the terms of RPC's Unanimous Shareholders Agreement dated September 7, 1994 (the "USA") or any amendment thereto or replacement thereof;

3. 815969 Alberta Ltd. shall be granted the right to appoint one director to the board of directors of RPC at each annual general meeting of the Shareholders of RPC during the term of the Manufacturing Agreement;

4. 815969 Alberta Ltd. shall be granted an option (the "Option") to acquire up to 39.1% of the issued and outstanding common shares in the capital of the Corporation exercisable as of May 1, 2002, on a pro rata basis from each of the Shareholders, for a purchase price of $1,000.00 per share. The Option shall only be exercisable by 815969 Alberta Ltd. in the event that the total number of plastic sheets purchased by PPI during the term of the Manufacturing Agreement is not less than 360,000. In the event that RPC fails to have extinguished all of its financial indebtedness by May 1, 2002 the existing indebtedness shall be apportioned pro rata to all the issued and outstanding shares of the Corporation and 815969 Alberta Ltd. shall be entitled to set off such amounts against the purchase price pursuant to the exercise of the Option;

5. In the event PPI renews the Manufacturing Agreement pursuant to the terms contained therein, 815969 Alberta Ltd. shall be granted a continuous right of first refusal ("ROFR") with respect to the purchase of all remaining issued and outstanding shares in the capital of the Corporation exercisable as of May 1, 2002 for a purchase price to be determined by an independent valuator;

6. Upon 815969 Alberta Ltd. exercising the Option and acquiring 39.1% of the issued and outstanding common shares in the capital of the Corporation, the Unanimous Shareholders Agreement dated effective September 7, 1994 (the "USA") shall be terminated and be of no further force and effect; and

7. There shall be no further amendment to the USA without 815969 Alberta Ltd.'s written consent.